Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	July 21, 2015

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2015, of $1,077,704 or $0.21 per share compared to $1,284,386 or $0.26 per share for the second quarter of 2014.

Total assets for the Company at the end of the quarter were $576,498,650 compared to $586,711,044 at year-end 2014 and $562,241,755 at the end of the quarter a year ago.  The decrease in the balance sheet compared to year end was partially due to maturing municipal investments and a corresponding decrease in municipal deposits.  The decrease is cyclical in nature as June 30 is the end of the annual municipal finance cycle for school districts in Vermont.  Tax anticipation loans for fiscal year 2016 were funded on July 1, 2015 in an amount comparable to the balances that matured on June 30.  During the second quarter 2015, the Company’s loan portfolio increased by $12,011,070, or 2.7% and $8,578,716, or 1.9%, year over year.  These increases reflect continued strong commercial loan growth during the first six months of 2015.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said “We are pleased with the results of our core business, net interest income, which increased $127,729 when comparing the second quarter of 2015 to the second quarter of 2014.  The loan growth is helping to support interest income while yields are so low and prudent oversite of interest paid on deposits further benefits net interest income.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable August 1, 2015 to shareholders of record as of July 15, 2015.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.